Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Lynne Franklin
Senior Vice President, Chief Financial Officer,	Wordsmith
Chief Information Officer and Corporate Secretary	847-729-5716
847-718-8020

Material Sciences Reports Second Quarter Fiscal 2010 Results

•	Automotive OEM Plant Shutdowns and Soft Housing Market Primarily Responsible for 45% Sales Reduction
•	Operating Efficiencies, Cost Reductions and Restructuring Activities Lead to Pattern of Improved Quarterly Results Since the Fiscal 2009 Fourth Quarter
•	Solid Cash Flow, Cash Position and No Long-term Debt
•	New Product Introductions, New Market Penetration and Contract Closes Improve Longer-term Outlook
•	First Appliance Applications of ElectroBrite® Debut in Major Retail Chains

ELK GROVE VILLAGE, IL, October 9, 2009—Material Sciences Corporation (OTCBB: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced results for its second quarter ended August 31, 2009.

Net sales for the most recent quarter, at $31.1 million, were 45 percent lower than the $56.8 million reported a year ago. The $3.6 million net loss for latest three months, equal to $0.28 per common share, increased from the loss of $1.3 million, equal to $0.09 per common share, at this time last year.

Operations Show Consecutive-Quarter Improvements

“With our two major markets not expected to show much positive change until 2010, we improved our near-term results by increasing Material Sciences’ operating efficiency, and effectively managing all expenditures and the balance sheet,” explained Clifford D. Nastas, chief executive officer. “The progress we are making is apparent by looking at our last three quarters. Gross margin went from a negative 9.9 percent in the fourth quarter to a positive 9.7 percent in the second. Selling, general and administrative expenses decreased 36.8 percent during this period. And our quarterly loss per share went from $1.87 in the fourth quarter, which included one-time charges, to the $0.28 we just reported. While we’re not happy with these results—and are striving to improve our near- and long-term outlook—they are good indicators of the progress we are making.”

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Material Sciences Corporation Announces Second Quarter Results

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Lower Sales Lead to Quarterly Loss

Acoustical materials sales—primarily from automotive manufacturers—were $14.0 million in the quarter, down 45.4 percent from $25.7 million at this time last year. Significantly lower automobile production in North America, associated with a soft economy and OEM bankruptcies, reduced demand for nearly all of the company’s acoustical applications, including body panels, engines and brakes.

Sales of coated materials—primarily purchased by automotive, building products and appliance customers—were down by 45.1 percent to $17.1 million from $31.1 million in the year-ago quarter. Much of the reduction reflected softer automotive and building markets, and sales of appliance-related products were flat between the two periods.

Gross profit for the quarter was $3.0 million, down 50.1 percent from $6.1 million at this time last year. This put the gross margin at 9.7 percent of sales for the latest period, versus 10.7 percent for the prior quarter. Most of the reduction came from lower sales this year, and a decrease in scrap metal sales, which negatively affected gross margins by $4.0 million. Reductions in the cost of non-conformance, materials costs, and operating expenses added back $3.1 million to gross profit.

Selling, general and administrative expenses (SG&A) were down 27.4 percent, to $6.8 million from the prior-year quarter’s $9.4 million. This reflected a decrease in headcount and salary-related costs (because of restructurings in the second half of fiscal 2009), lower depreciation, and a reduction in professional fees and other general expenses: totaling $2.6 million.

The quarterly loss from operations was $3.8 million compared with a loss of $3.3 million for last year’s second quarter. Other income for the three months was $0.2 million compared with $1.1 million, primarily due to a gain on the sale of Manulife investments in the prior year quarter. These factors combined to create a net loss of $3.6 million, equal to $0.28 per common share, versus last year’s second quarter loss of $1.3 million, equal to $0.09 per common share.

First-Half Performance Also Affected by Lower Sales

For the latest six months, net sales were off 44.8 percent to $62.9 million from $114.0 million a year ago. This reflected a 46.8 percent reduction in acoustical materials sales and 42.9 percent lower coated materials revenues. Gross profit was $5.5 million or 8.7 percent of sales, versus $12.9 million or 11.3 percent of sales, for last year’s first half. SG&A, at $13.4 million this year, compared with $19.7 million from the comparable prior-year period, for a reduction of $6.3 million. Other income for the latest period was $0.4 million in contrast with $1.8 million. The net loss was $7.7 million, equal to $0.58 per common share, versus last year’s loss of $2.8 million, equal to $0.21 per common share.

Financial Condition Remains Solid

Net cash provided by operations in the first half was $5.1 million, compared to $5.6 million in the prior year. The latest period’s results included reductions in inventory, higher accounts receivable and accounts payable. Also, in terms of cash, we received $1.0 million in early payment on the note from the purchaser of the Morrisville facility. To date this year, the company invested $0.5 million in capital improvement projects in contrast to $2.8 million a year ago.

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Material Sciences Corporation Announces Second Quarter Results

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The cash balance at August 31, 2009, was near record levels, at $15.6 million, or $5.0 million higher than at February 28, 2009, and the company continued to have no long-term debt.

New Product, Market Gains Improve Outlook

“Our focus in the second quarter extended beyond improving operational efficiencies and into increasing opportunities for growth,” Nastas explained. “Electrobrite®, our stainless steel substitute, appeared on its first commercial applications: two new dishwashers introduced this quarter. It also is expected to be used in two more refrigeration applications next year. We closed eight new brake contracts in Asia, seven in Europe, and six in North America. New Quiet Steel® contracts included a dash panel for the Lincoln Town Car—which begins shipping in November, and two Ford Europe engine applications. We are excited about the near- and long-term revenue that these and other projects will generate, and are continuously looking for ways to create new markets for existing products and new products to tap additional markets.”

Conference Call

Material Sciences will host a conference call today to share its second quarter results at 9:00 a.m. Central Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on Material Sciences’ Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. A replay will be available on the site about two hours after the call ends.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in this release: the recent unprecedented deterioration in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and

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Material Sciences Corporation Announces Second Quarter Results

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outside of the U.S., which may affect a successful penetration of the company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in the coil coating industry; shifts in the supply model for its products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the company’s ability to utilize net operating loss carryforwards; Material Sciences’ ability to maintain a stable liquidity trading environment for its common stock, traded on the over-the-counter bulletin board market; and other factors, risks and uncertainties identified in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission on May 14, 2009, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended August 31,		Six Months Ended August 31,

(In thousands, except per share data)	2009	2008	2009	2008

Net Sales	$31,116	$56,793	$62,943	$113,958
Cost of Sales	28,092	50,735	57,453	101,099

Gross Profit	3,024	6,058	5,490	12,859
Selling, General and Administrative Expenses	6,794	9,362	13,449	19,716

Loss from Operations	(3,770)	(3,304)	(7,959)	(6,857)

Other Income, Net:
Interest Income, Net	(72)	(60)	(143)	(134)
Equity in Results of Joint Venture	(130)	(139)	(166)	(220)
Other, Net	(43)	(910)	(86)	(1,400)

Total Other Income, Net	(245)	(1,109)	(395)	(1,754)

Loss from Operations Before
Benefit for Income Taxes	(3,525)	(2,195)	(7,564)	(5,103)
Provision (Benefit) for Income Taxes	98	(936)	116	(2,272)

Net Loss	$(3,623)	$(1,259)	$(7,680)	$(2,831)

Basic Net Loss Per Share	$(0.28)	$(0.09)	$(0.58)	$(0.21)

Diluted Net Loss Per Share	$(0.28)	$(0.09)	$(0.58)	$(0.21)

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Loss Per Share	13,000	13,678	13,173	13,776
Dilutive Shares	-	-	-	-

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,000	13,678	13,173	13,776

Outstanding Common Stock Options Having No Dilutive Effect	472	582	472	582

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Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	August 31, 2009	February 28, 2009

Assets:
Current Assets:
Cash and Cash Equivalents	$15,647	$10,664
Receivables, Less Reserves of $2,148 and $2,965, Respectively	17,360	13,297
Income Taxes Receivable	869	2,567
Prepaid Expenses	1,223	657
Inventories	18,393	24,657
Assets Held for Sale	3,275	3,329

Total Current Assets	56,767	55,171

Property, Plant and Equipment	171,331	170,010
Accumulated Depreciation	(126,930)	(122,264)

Net Property, Plant and Equipment	44,401	47,746

Other Assets:
Notes Receivable	1,519	4,363
Investment in Joint Venture	2,872	2,288
Other	651	471

Total Other Assets	5,042	7,122

Total Assets	$106,210	$110,039

Liabilities:
Current Liabilities:
Accounts Payable	$14,666	$10,442
Accrued Payroll Related Expenses	4,818	3,269
Accrued Expenses	6,272	8,284

Total Current Liabilities	25,756	21,995

Long-Term Liabilities:
Pension and Postretirement Liabilities	10,050	10,574
Other	2,890	3,250

Total Long-Term Liabilities	12,940	13,824

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	-	-
Common Stock	380	380
Additional Paid-In Capital	79,819	79,696
Treasury Stock at Cost	(56,774)	(56,146)
Retained Earnings	47,481	55,161
Accumulated Other Comprehensive Income	(3,392)	(4,871)

Total Shareowners’ Equity	67,514	74,220

Total Liabilities and Shareowners’ Equity	$106,210	$110,039

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Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Six Months Ended August 31,

(In thousands)	2009	2008

Cash Flows From:
Operating Activities:
Net (Loss)	$(7,680)	$(2,831)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Gain on Sale of Marketable Securities	-	(841)
Depreciation, Amortization and Accretion	4,414	5,434
Change in Provision for Deferred Income Taxes	-	(2,674)
Compensatory Effect of Stock Plans	119	219
Foreign Currency Transaction Gain	-	(354)
Loss on Derivative Instruments	33	-
Other, Net	(365)	(220)
Changes in Assets and Liabilities:
Receivables	(1,982)	248
Income Taxes Receivable	1,699	1,657
Prepaid Expenses	(560)	(1,021)
Inventories	6,488	(4,113)
Accounts Payable	4,176	10,979
Accrued Expenses	(1,539)	(899)
Other, Net	310	(14)

Net Cash Provided by Operating Activities	5,113	5,570

Investing Activities:
Capital Expenditures	(535)	(2,823)
Proceeds from Note Receivable	944	-
Proceeds from Sale of Marketable Securities	-	4,027
Proceeds from Exclusivity Agreement	-	1,000

Net Cash Provided by Investing Activities	409	2,204

Financing Activities:
Purchases of Treasury Stock	(628)	(3,110)
Issuance of Common Stock	3	11

Net Cash Used in Financing Activities	(625)	(3,099)

Effect of Exchange Rate Changes on Cash	86	(52)

Net Increase in Cash	4,983	4,623
Cash and Cash Equivalents at Beginning of Period	10,664	7,913

Cash and Cash Equivalents at End of Period	$15,647	$12,536

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$81	$356

Supplemental Cash Flow Disclosures:
Interest Paid	$26	$49
Income Taxes Paid	$370	$29

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